
                                   EXHIBIT 11

                 STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                  (Dollars in thousands, except per share data)

                                Six Months Ended    Three Months Ended
                                 September 30,        September 30,
                                 1998       1997       1998       1997
                              ---------  ---------  ---------  ---------
                             (Unaudited)(Unaudited)(Unaudited)(Unaudited)
BASIC EARNINGS PER SHARE:

Weighted average shares
  outstanding                    15,886    17,110     15,055   17,111
                               ========  ========    =======  =======

Net income                     $  5,639  $  5,594    $ 4,383  $ 4,603
                               ========  ========    =======  =======

Net income per share           $   0.35  $   0.33    $  0.29  $  0.27
                               ========  ========    =======  =======


DILUTED EARNINGS PER SHARE:

Weighted average shares
  outstanding                    15,886    17,110     15,055   17,111
Dilutive effect of common
  stock options                      76        41         80       71
Convertible notes                 3,198     3,235      3,172    3,235
                               --------  --------    -------  -------
     Total shares                19,160    20,386     18,307   20,417
                               ========  ========    =======  =======


Net income<F1>                $  6,699  $  6,616    $ 4,903  $ 5,111
                               ========  ========    =======  =======


Net income per share          $   0.35  $   0.32    $  0.27  $  0.25
                               ========  ========    =======  =======


<F1>  Adjusted for interest on convertible debt

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